                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-39642

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 7, 2000)

                                  $258,750,000

                             AMKOR TECHNOLOGY, INC.

      5% CONVERTIBLE SUBORDINATED NOTES DUE 2007 (THE "CONVERTIBLE NOTES") AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE CONVERTIBLE NOTES

                           -------------------------

     This prospectus supplement relates to the resale by the holders of Amkor Technology, Inc. 5% Convertible Subordinated Notes due 2007 and the shares of common stock, $0.001 par value per share, issuable upon the conversion of the Convertible Notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 7, 2000, including the supplements dated September 8, 2000, September 27, 2000, November 2, 2000 and December 4, 2000 and any other amendments or supplements thereto. The terms of the Convertible Notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                      PRINCIPAL AMOUNT
                                       AT MATURITY OF     PERCENTAGE OF        NUMBER OF
                                     CONVERTIBLE NOTES     CONVERTIBLE         SHARES OF        PERCENTAGE OF
                                     BENEFICIALLY OWNED       NOTES          COMMON STOCK        COMMON STOCK
               NAME                   THAT MAY BE SOLD     OUTSTANDING    THAT MAY BE SOLD(1)   OUTSTANDING(2)
               ----                  ------------------   -------------   -------------------   --------------
Argent Classic Convertible
  Arbitrage Fund (Bermuda) L.P.....    $4,615,000.00         1.78357%           80,485             0.05288%
Kentfield Trading, Ltd. ...........     5,353,000.00         2.06879            93,355             0.06133
Lehman Brothers Inc................     2,000,000.00         0.77295            34,880             0.02292

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(1) Assumes conversion of all of the Convertible Notes at a conversion price of $57.34 per share of common stock. However, this conversion price will be subject to adjustment as described in the prospectus. As a result, the amount of common stock issuable upon conversion of the Convertible Notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 152,118,598 shares of the common stock outstanding as of January 5, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Convertible Notes. However, we did not assume the conversion of any other holder's Convertible Notes.

     We prepared this table based on the information supplied to us on or before January 9, 2001 by the selling securityholders named in the table.

                  The Date Of This Prospectus is January 12, 2001.